Exhibit 99

PRESS RELEASE

News Release – January 28, 2005

Franklin Financial Services Corporation

Kenneth C. Ditzler (717) 261-3665

Franklin Financial reports 2004 earnings

(Chambersburg) Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported earnings of $5,192,000 for 2004 compared to 2003 earnings of $5,840,000, a decline of 11.1%. Net income for the quarter ending December 31, 2004 was $1,383,000, a 3.9% increase when compared to 2003 fourth quarter earnings of $1,331,000.

On a per share basis, diluted earnings were $.41 and $1.54 for the fourth quarter and twelve months in 2004 compared to $.39 and $1.74 for the same periods in 2003.  Per share amounts for all periods have been adjusted to reflect the 5 for 4 stock split in the form of a 25% stock dividend distributed on June 28, 2004.

Total assets at December 31, 2004 grew by 2.5% over totals a year earlier to $563.3 million.  At year-end, total deposits and repurchase agreements were up 7.5% to $441.7 million, while net loans grew by $12.9 million, or 3.9%, to $343.1 million.  Average deposits and repurchase agreements and average loan outstandings increased by 4.1% and 1.7%, respectively.  In addition, the market value of trust assets under management reached $410 million on December 31, 2004, an increase of 21.5%.

Franklin Financial Services Corporation is the bank holding company for F&M Trust, a community bank with sixteen community offices throughout Franklin and Cumberland Counties in Boiling Springs, Carlisle, Chambersburg, Marion, Mont Alto, Newville, Shippensburg and Waynesboro.